November __, 2012

William Blair & Company, L.L.C.
  As Representative of the several
  Underwriters
c/o William Blair & Company, L.L.C.
222 West Adams Street
Chicago, Illinois  60606

Ladies and Gentlemen:

The undersigned is a security holder of PRGX Global, Inc., a Georgia corporation (the "Company"), and wishes to facilitate the public offering (the "Offering") of common stock, no par value per share, of the Company ("Common Stock") pursuant to the Company's effective Registration Statements on Form S-3 (File Nos. 333-171986 and 333-185027) (as amended, the "Registration Statements") under the Securities Act of 1933, as amended.

In consideration of the foregoing, and in order to induce you to act as underwriters in the Offering, the undersigned hereby irrevocably agrees that it will not, without the prior written consent of William Blair & Company, L.L.C. for a period commencing on the date hereof and ending on the 90th day after the date of the final prospectus supplement relating to the Offering (the "Lock-Up Period"), directly or indirectly, (i) offer, sell (including "short" selling), assign, transfer, encumber, pledge, contract to sell, grant an option to purchase, establish an open "put equivalent position" within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise dispose of (or enter into any transaction or device that is designed to, or could reasonably be expected to, result in the disposition at any time in the future of) any shares of Common Stock or securities, options or rights convertible or exchangeable into, or exercisable for, Common Stock held of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by the undersigned, or (ii) enter any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership by the undersigned of any Common Stock; provided, however, that if
(1) during the last 17 days of the initial Lock-Up Period, the Company releases earnings results or material news or a material event relating to the Company occurs or (2) prior to the expiration of the initial Lock-Up Period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the initial Lock-Up Period, then in either case the Lock-Up Period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the occurrence of the material news or material event, as applicable, unless William Blair & Company, L.L.C. waives, in writing, such extension.

The undersigned agrees that, prior to engaging in any transaction or taking any other action that is subject to the terms of this agreement during the period from and including the date hereof through and including the 34th day following the expiration of the 90-day period, the undersigned will give prior notice thereof to the Company and will not consummate any such transaction or take any such action unless it has received written confirmation from the Company that the Lock-Up Period (as the same may have been extended pursuant to the previous paragraph) has expired.

The undersigned further agrees that it will not, during the Lock-Up Period, make any demand or request for or exercise any right with respect to the registration of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock.

Notwithstanding the foregoing, the undersigned may transfer any shares of Common Stock or securities convertible into or exchangeable or exercisable for Common Stock (i) by will or intestacy to the undersigned's executors, administrators, legatees or beneficiaries; (ii) to a trust the beneficiaries of which are exclusively the undersigned and/or a member or members of the undersigned's immediate family; (iii) by bona fide gift or gifts to donee or donees, or (iv) if the undersigned is a partnership, limited liability company or corporation or similar entity, then as a distribution to partners, members, or shareholders or similar parties of the undersigned, or as a transfer to the undersigned's affiliates or to any investment fund or other entity controlled or managed by the undersigned or the undersigned's affiliates; provided, however, that, (A) prior to any such transfer, each transferee/donee/distributee shall execute an agreement, satisfactory to William Blair & Company, L.L.C., pursuant to which each transferee/donee/distributee shall agree to receive and hold such shares of Common Stock, or securities convertible into or exchangeable or exercisable for Common Stock, subject to the provisions hereof, and there shall be no further transfer except in accordance with the provisions hereof, and (B) no public disclosure or filing by any party (e.g., transferor or transferee/donee/distributee) under the Exchange Act reporting a reduction in beneficial ownership of shares of Common Stock shall be required or shall be voluntarily made during the Lock-Up Period in connection with any such transfer. For purposes of this paragraph, "immediate family" shall mean any relationship by blood, marriage or adoption, not more remote than parent, sibling or child, of the transferor. In addition, for the avoidance of doubt, nothing in this agreement shall restrict the ability of the undersigned to(a) purchase shares of Common Stock on the open market (b) exercise any option to purchase shares of Common Stock granted under any benefit plan of the Company in existence as of the date hereof or (c) surrender any Common Stock to the Company in order to satisfy tax withholding obligations related to the vesting of any restricted stock granted as of the date hereof.

Nothing in this lock-up agreement shall restrict the undersigned from participating as a selling shareholder in the Offering including by sale or transfer of any of the undersigned's shares of Common Stock to the underwriters in the Offering. The undersigned hereby waives any notice requirement concerning the filing of the Registration Statements and sale of shares of Common Stock thereunder.

The undersigned agrees and consents to the entry of stop transfer instructions with the Company's transfer agent against the transfer of Common Stock, or securities convertible into or exchangeable or exercisable for Common Stock, held by the undersigned except pursuant to the Offering and otherwise in compliance with this agreement.

The undersigned understands that if the Underwriting Agreement to be entered into between the Company and William Blair & Company, L.L.C., as representative of the Underwriters (the "Underwriting Agreement") does not become effective, or if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Common Stock to be sold thereunder, the undersigned shall be released from all obligations under this agreement and this agreement shall be deemed void ab initio. In addition, this agreement shall automatically terminate and be of no further effect as of 11:59 p.m. Eastern Time on December 31, 2012 if the Underwriting Agreement has not been entered into on or before such time.

The undersigned understands that the agreements of the undersigned are irrevocable and shall be binding upon the undersigned's heirs, legal representatives, successors and assigns.


                                      Very truly yours,


                                      By:_______________________________
                                      Name:
                                      Title: